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                                                                   EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Award Software International, Inc. 1997 Equity Incentive Plan, the Award Software International, Inc. 1995 Stock Option Plan, the Award Software International, Inc. Employee Stock Purchase Plan, the Sand Microelectronics, Inc. Non-Qualified Stock Option Plan, and the Sand Microelectronics, Inc. 1998 Stock Plan of Phoenix Technologies, Ltd. of our report dated October 21, 1997, with respect to the consolidated financial statements and schedule of Phoenix Technologies, Ltd. included in its Annual Report (Form 10-K) for the year ended September 30, 1997, filed with the Securities and Exchange Commission. The consolidated financial statements and schedule of Phoenix Technologies, Ltd. included in its Annual Report (Form 10-K) for year ended September 30, 1997 will be restated to reflect the combined financial results of Phoenix Technologies, Ltd. and Award Software International, Inc. to give effect to the Merger of the two companies, which was consummated on September 24, 1998, using pooling of interests method of accounting.

                                        /s/ ERNST & YOUNG,  L.L.P.


San Jose, California
September 30, 1998